Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

NaaS Technology Inc. (ROC # 279511) (the “Company”)

TAKE NOTICE that by written resolution of the board of directors of the Company dated 7 May 2025, the following resolutions were passed:

RE-DESIGNATION AND RECLASSIFICATION OF AUTHORIZED SHARE CAPITAL

IT IS NOTED that authorized share capital of the Company is US$100,000,000, divided into 10,000,000,000 shares comprising (i) 6,000,000,000 Class A Ordinary Shares of a par value of US$0.01 each (the “Class A Ordinary Shares”), (ii) 300,000,000 Class B Ordinary Shares of a par value of US$0.01 each (the “Class B Ordinary Shares”), (iii) 1,400,000,000 Class C Ordinary Shares of a par value of US$0.01 each (the “Class C Ordinary Shares”), and (iv) 2,300,000,000 shares as such Class or series (however designated) as the Directors may determine in accordance with the Current M&AA (the “Undesignated Ordinary Shares”).

IT IS FURTHER NOTED that Board has determined that it is advisable and in the best interests of the Company and its shareholders to reclassify and designate such 2,100,000,000 Undesignated Ordinary Shares into 2,100,000,000 Class A Ordinary Shares (the “Re-designation”).

NOW, THEREFORE,

IT IS RESOLVED that the Re-designation hereby be and is approved, and the authorized share capital of the Company be reclassified and re-designated to US$100,000,000, divided into 10,000,000,000 shares comprising (i) 8,100,000,000 Class A Ordinary Shares, (ii) 300,000,000 Class B Ordinary Shares, (iii) 1,400,000,000 Class C Ordinary Shares, and (iv) 200,000,000 Undesignated Ordinary Shares.

/s/ Ashleigh Hydes
Ashleigh Hydes Corporate Administrator for and on behalf of Maples Corporate Services Limited

Dated this 2nd day of September 2025

Filed: 02-Sep-2025 10:37 EST
www.verify.gov.ky File#: 279511	Auth Code: J16648843075